Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made this 10th day of May  2012, by and between ART’S-WAYACQUISITION, INC., an Iowa corporation, ("Buyer"), and UNIVERSAL HARVESTER CO., INC., an Arkansas corporation duly authorized to do business in the State of Iowa ("Seller") and ARDIS A. HEIDEBRINK (“Heidebrink”) and F. MURRAY BUCHHEIT (“Buchheit”) (“Heidebrink” and “Buchheit” being sometimes hereinafter collectively referred to as “Seller’s Shareholders”).

RECITALS

WHEREAS, Seller is in the business of manufacturing and selling agricultural implements and equipment, including without limitation pick-up reels for combines and swathers (“Seller’s Business”); and,

WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of  the assets of Seller, excepting only cash and accounts receivable, under the conditions and terms hereinafter set forth; and,

WHEREAS, Seller’s Shareholders desire that the sale of the assets between Buyer and Seller provided for herein take place and have joined in this Agreement and the warranties and covenants made herein for the purpose of inducing Buyer to enter into and close the transaction provided for herein.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged,

IT IS HEREBY AGREED AS FOLLOWS:

AGREEMENT

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1           Purchased Assets.  Subject to the terms and conditions herein set forth, the Buyer shall purchase at the Closing (as hereinafter defined), and the Seller shall sell and transfer to the Buyer, all assets and properties owned by Seller excepting only cash, bank accounts, accounts receivable, and pre-paid items (“Purchased Assets”) .  The Purchased Assets to be conveyed include, without limitation, the following:

(a)
All manufacturing machinery and equipment, furniture, furnishings, office machinery and equipment, vehicles, leasehold improvements, tooling, fixtures, accessories, and tools owned by Seller or used in connection with Seller’s Business, including, without limitation, all assets shown or reflected as autos and trucks, furniture and fixtures, office equipment, dies-jigs-molds, machinery and equipment and capital lease equipment referred to on the balance sheet of Seller as of November, 2011, previously furnished to Buyer (hereinafter referred to as “Equipment”); and,

(b)	Intangible property owned by Seller or used in the operation of Seller’s Business including, without limitation:

(i)
All designs, drawings, blue prints, computer data, computer software, engineering data or studies, manufacturing data, prototypes, stampings, projects, in-process formulas, processes, technical information and know-how related to or useful in the Seller’s Business;

(ii)	All patents, patent applications, and unpatented inventions applicable to any product manufactured or sold by Seller including without limitation all such patents listed on Schedule 4.15;

(iii)	All logos, trade names, trademarks, service marks, copyrights, including applications for and reservations for any of the foregoing pertaining to any products manufactured or sold by Seller;

(iv)
All customer lists, customer back-logs, pending orders, pending purchase contracts, customer files, vendors’ lists, purchase records, sales records, or computer software and data relating to Seller’s Business;

(v)
All distribution or other contracts pertaining to the marketing of any product together with all dealership, dealer, or distributor agreements or contracts with the Seller including any agreements with AGCO, Honey Bee, and Case/NH for the manufacture of, furnishing, marketing, or distribution of any product;

(vi)	All websites, telephone numbers, fax numbers, computer addresses, or registrations used or usable in connection with Seller’s Business.

(vii)	All licenses or permits applicable to the operation of Seller’s Business including all such licenses and permits listed on Schedule 4.16.

(viii)	All goodwill associated with the Seller’s Business.

(The foregoing paragraph (b) including sub-paragraphs (i) through (viii) being hereinafter referred to as “Intangibles”)

(c)	All inventories of finished goods, spare parts, work in process, supplies, raw materials, and other inventory-type items (hereinafter referred to as “Inventories”).

(d)
All land, improvements to land including buildings, facilities, fixtures, and installations of any and all kinds owned by Seller including, without limitation, those reflected on the November, 2011, balance sheet of Seller (hereinafter referred to as “Real Property”), a description of said real property being as set forth in the attached Schedule 1.1(d)

(e)
All other property of whatever kind and nature owned by Seller and used or useful in the operation of Seller’s Business, excepting only cash, bank accounts, accounts receivable, and prepaid items (hereinafter referred to as “Miscellaneous Assets”).

(The foregoing Equipment, Intangibles, Inventories, Real Property, and Miscellaneous Assets being hereinafter sometimes referred to as the “Purchased Assets”).

1.2           Excluded Assets.  The Purchased Assets shall not include, and the Seller shall retain, the following assets:

(a)	Cash and cash equivalents;

(b)	All trade and other accounts receivable;

(c)	The Seller's rights under this Agreement;

(d)	The Seller's minute books, stock record books and corporate franchise and tax returns.

(e)	Assets described on Schedule 1.2(e) attached hereto.

1.3           Closing.  The closing ("Closing" or “Closing Date”) of the purchase and sale of the Purchased Assets shall take place at 10:00 a.m., on the 10th day of May, 2012, at the offices of Jordan & Mahoney, Attorneys, at 615 Story Street, Boone, Iowa, or at such other time, date, and place as may be mutually agreed to by the parties.

ARTICLE II

CONSIDERATION FOR TRANSFER

2.1           Purchase Price.  The Purchase Price (“Purchase Price”) for the Purchased Assets shall consist of five thousand shares (5,000) of the common stock of Art’s – Way Manufacturing Co., Inc. (“Stock Portion”) and the sum of Three Million One Hundred Fifty Thousand Dollars ($3,150,000.00) (“Cash Portion”), provided, however, said Cash Portion of the Purchase Price shall be adjusted at Closing by reducing the same by the sum of the following amounts:

(a)           The amount of all customer deposits with respect to merchandise not actually delivered to customers priorto the date of Closing.

(b)           The amount by which the value of inventories transferred at Closing shall be less than One Million Twenty-One Thousand Five Hundred Ninety-Six And 43/100 Dollars ($1,021,596.43).  For purposes of this sub-paragraph, that portion of the inventories that shall be raw materials inventory and purchased inventory shall be determined by an actual physical count inventory and each of such items shall be valued at the actual acquisition cost of same without addition of freight or any allocation under Internal Revenue Code Section 253A, or other cost or addition whatsoever excepting only a mark-up of six percent (6%) from the cost determined as herein set forth for labor and freight.  Any item of such raw materials inventory or purchased inventory that is not new, that is damaged, that is  used, or is in excess of a one-year supply (based upon the previous one year’s sales usage) shall be valued at -0-.  For purposes of this sub-paragraph that portion of such inventories that are finished goods inventory (other than purchased finished goods) and work in process inventory shall be valued at the cost of materials used in the production of such inventory plus a mark-up thereon of six percent (6%) for labor and freight, provided, however, that any such finished goods inventory (other than purchased finished goods) or work in process inventory that is not new, that is damaged, or that is not usable on a product or a particular model of a product that is currently offered for sale by Seller or is in excess of a one year’s supply shall be valued at -0-.  When valuing such finished goods inventory (other than purchased finished goods) and work in process inventory, no Internal Revenue Service Code Section 253A allocation shall be considered.

2.2           Payment of the Purchase Price.  The Stock Portion of the Purchase Price shall be paid by the delivery at the Closing of Certificates for five thousand (5,000) shares of the common stock of the Art’s – Way Manufacturing, Co., Inc. issued in the name of Seller.  Buyer recognizes that said shares are unregistered shares and are restricted as to transfer for a period of at least six months after issuance.  The Cash Portion of the Purchase Price shall be paid at Closing  in the sum of Three Million One Hundred Fifty Thousand Dollars ($3,150,000.00) (less any adjustment provided in the foregoing sub-paragraph 2.1 less any other credits, prorations and adjustments otherwise provided for in this agreement, by wire transfer or other immediately available funds to such account as may be designated by Seller.

2.3           Purchase Price Allocation.  The parties agree that the Purchase Price provided for herein shall be allocated among the assets transferred as set forth in Schedule 2.3.The parties agree to report and allocate, for all federal, state and local tax purposes (including IRS Form 8594), the Purchase Price as so allocated and will not take any inconsistent or contrary position therewith for any other purpose.

2.4           Prorations.  If obtainable, final readings shall be obtained for utility services, such as gas, electricity, water, and sewer.  If a final reading is not obtained for any utility service, the charges on any bill therefor, covering a period including the Closing Date, shall be prorated on a daily basis when such bill is received, and Buyer shall not be responsible for any such utility services attributable to any period up to and including the Closing date.  Seller shall take such actions as may be necessary to prevent such utility providers from disrupting or refusing service to Buyer for periods after Closing on account of any defaults or failures to pay by Seller for said services attributable to periods prior to closing.

ARTICLE III

LIABILITIES

3.1           Non-Assumption of Liabilities.  The Buyer shall not assume, pay, perform, discharge, or accept any liabilities, debts or obligations of the Seller of any kind whatsoever, whether actual, contingent, accrued, known or unknown (including any liability for personal injury or property damage with respect to products sold by the Seller or any predecessor of the Seller), taxes, employee compensation, pension, profit-sharing, vacation, health insurance, disability insurance or other employee benefit plans and programs, worker's compensation, breach or negligent performance of any contract, or breach of warranty relating thereto, liabilities resulting from breach of contract, torts, illegal activity, unlawful employment or business practice or any other liability or obligation whatsoever.  All such non-assumed liabilities, debts, and obligations shall remain the responsibility of the Seller and shall be paid and discharged by Seller as the same shall come due or at such earlier time as may be provided for herein.  Seller shall discharge or pay off all leases, including the buyout amount to vest title in Buyer free and discharged of such leases, excepting only the lease to Banker’s Leasing Company covering a Sharp MX2600 System with accessories, which lease Buyer shall assume.

3.2           Labor Relations:  Pension Plan.  The Buyer shall not assume, honor, or accept any collective bargaining agreement relating to the Seller's employees, or any employee pension benefit plan of the Seller.  The Seller shall be solely responsible for satisfying all obligations (whether arising under federal, state or local law, or pursuant to contract) which may arise or which may have arisen, prior to the Closing, in connection with the employment of the Seller's employees, the creation, funding or operation of any employee benefit plan, or which may arise in connection with the transactions described in this Agreement.

3.3           Seller’s Accounts Receivable.  Not withstanding any other provision of this Agreement, Buyer agrees that following Closing, Buyer shall cooperate with Seller in the collection of outstanding accounts receivable owed to Seller.  In the event any of Seller’s account receivables are paid to Buyer, Buyer shall immediately remit Buyer’s account receivables to Seller.

3.4           Product Warranty.  Seller’s shall remain liable with regard warranty obligations on all products sold or shipped by Seller prior to the closing of this transaction said liability to be in accordance with the respective warranties made on such products including those obligations set forth in that certain warranty agreement made with Agco Incorporated dated February 16, 2006.  All such claims shall be reviewed by Seller.  Buyer agrees to process all warranty claims, including recall claims, that may be made with respect to products sold by Seller prior to closing and take such action with respect to such claims as is appropriate to satisfy same.  Seller shall on demand make payment to Buyer of all costs incurred by Buyer with respect to the satisfaction of such claims.  The foregoing not withstanding Seller’s obligations hereunder shall extend only to claims or obligations made to Buyer or with respect to which Buyer receive notice within two years of the date of this agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
SELLER SHAREHOLDERS

In order to induce the Buyer to enter into this Agreement, the Seller and Seller’s Shareholders jointly and severally make the representations and warranties set forth in this Article IV, to the Buyer, each of which shall be deemed to be independently material and relied upon by the Buyer, regardless of any investigation made by, or information known to, the Buyer.

4.1           Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has been duly authorized to do business in the state of Iowa and in each state in which it is presently doing business.

4.2           Authority.  Seller has taken all necessary corporate action to approve this Agreement and the transactions contemplated by this agreement. Seller has full corporate authority to enter into this Agreement.  This Agreement and all agreements and documents contemplated by this agreement have been duly executed and delivered by Seller and constitute a legal, valid, and binding obligations of Seller enforceable in accordance with their terms.

4.3           No Defaults or Consents.  Neither the execution and delivery of this Agreement or of any document executed and delivered at the Closing of the transaction called for by this Agreement will:

(a)           Conflict with, result in a breach of the terms of, or constitute a default under the Certificate of Incorporation or By-laws of Seller or any judicial, administrative, or arbitration order, judgment, award or decree (Court Order) to which Seller is a party or with respect to which any of the Purchased Assets are subject, or by which the Seller is bound; or,

(b)           Require the approval, consent, authorization, or act of, or the making by the Seller of any declaration, filing, or registration with, any individual corporation, partnership, joint venture, limited liability company, governmental body, or any other legal entity; or,

(c)           Violate any legal requirements applicable to Seller; or,

(d)           Violate, conflict with, or result in the breach of or constitute default under (whether with or without notice or the lapse of time or both) or accelerate or prevent the acceleration of performance required by, or giving any other party the right to terminate any contract or permit applicable to Seller; or,

(e)           Result in the creation of any lien, charge, or encumbrance on any of the Purchased Assets

4.4           Title to Purchased Assets.  Seller owns, and shall at Closing assign, transfer, and convey to Buyer, free and clear of all liens, liabilities, mortgages, pledges, adverse claims, encumbrances, or other restrictions or limitation whatsoever (i) legal and beneficial ownership of all of the Purchased Assets (other than the Real Property) and (ii) good and marketable title to the Real Property in accordance with this Agreement, Iowa law and the Standards of the Iowa State Bar Association.  Buyer acknowledges that the proceeds of the sale of the Purchased Assets may be used for the purpose of clearing all liens, liability, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitation set forth in this Section 4.4.

4.5           Status of Contracts.  Seller is a party to no contracts respecting Seller’s Business  excepting only those contracts listed on the attached Schedule 4.5, which  is by reference incorporated herein, and as to such contracts, Seller at Closing shall assign all of Seller's rights under said contracts to Buyer; that no default presently exists or will upon the date of Closing exist with respect to Seller's obligations under said contracts; and upon assignment of such contracts by Seller to Buyer (or Buyer's designee), the same shall be fully enforceable by Buyer or Buyer's designee, as the case may be, in accordance with their terms.

4.6           Litigation. Except as set forth in Schedule 4.6, there are no lawsuits, claims, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting Seller regarding the Purchased Assets, or the legality or propriety of the transactions contemplated by this Agreement and Seller has not asserted any claim against any insurer in connection with the Seller’s Business.

4.7           Broker. Seller warrants that no broker has been engaged by Seller with respect to this transaction except for The Business Brokers, Inc., and Seller shall be solely responsible for all costs or fees charged by such Broker with respect to the transaction called for in this Agreement.

4.8           Absence of Certain Changes. Since January 1, 2011, the Seller’s Business has been conducted in the ordinary course of business consistent with past practice and there has not been:

(a)           any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Seller’s Business; has not been any change in purchases of Seller’s products nor does Seller have any knowledge of any intent by any customer to materially reduce or decrease orders from Seller;

(b)           any amendment of any material agreement with any supplier, vendor, or customer in connection with the Seller’s Business;

(c)           to the knowledge of Seller, any creation or assumption by Seller of any lien or other encumbrance on any Purchased Asset;

(d)           any making of any loan, advance or capital contributions to any person in connection with the Seller’s Business other than loans or advances made in the ordinary course of business consistent with past practices;

(e)           any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Purchased Assets which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Seller’s Business; or

(f)           any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Purchased Assets (including the acquisition or disposition of assets) or any relinquishment by Seller of any contract or other right, other than transactions and commitments in the ordinary course of business consistent with past practice and as contemplated by this Agreement.

4.9           Compliance with Laws.  Seller  is and has been in compliance in all respects with any and all legal requirements applicable to the Seller’s Business, other than failures to so comply that will have no adverse effect on the Seller’s Business or the Purchased Assets.  Seller has not received nor entered into any citations, complaints, consent orders, compliance schedules, or similar enforcement orders or received any written notice from any governmental authority or any other written notice that would indicate that there is not currently compliance with all such legal requirements, except where failure to so comply  would not have an adverse affect on the Seller’s Business or the Purchased Assets.

4.10           Condition of Purchased Assets.  All machinery, equipment, fixtures, tooling, inventory, and motor vehicles included as  part of the Purchased Assets are in all material respects in good operating condition and repair, adequate for purpose for which said Purchased Assets are presently used or contemplated to be used, and to the best of Seller's knowledge the Purchased Assets conform to all applicable ordinances, regulations, codes or laws, federal, state or local, affecting same.

4.11           Environmental Matters.

(a)           With respect to the Seller’s Business and the Purchased Assets, Seller  has complied in all material respects with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

(b)           Seller has received no notice of and neither knows or suspects any facts which might constitute violation of any federal, state or local environmental, health or safety laws, codes or ordinances and any rules and regulations promulgated thereunder which relate to Seller’s Business or the use, ownership and occupancy of any real property used by Seller in the operation of Seller’s Business.

(c)           Except in accordance with a valid governmental permit, license, certificate, or approval, there has been no emission, spill, release, or discharge of any toxic or hazardous substance or waste in the operation of the Seller’s Business into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface or ground water, or (iv) the sewer septic system or waste treatment, storage or disposal system servicing any real property used in the Seller’s Business or that are a part of the Purchased Assets.

(d)           There are no underground storage tanks of any  kind located upon any of the property used by Seller in the operation of its Seller’s Business nor does Seller have any knowledge that any such underground storage tanks have ever been located upon such property..

4.12           Financial Information.   All financial or other information heretofore furnished by  Seller to Buyer, including without limitation, the copies of 2008, 2009, 2010 Federal Income Tax Returns for Seller, and Excel Spreadsheet entitled “UHC Income Statement Analysis V-2” is true, accurate, and correct in all materials respects and accurately represents the properties and operation of Seller’s Business for the periods indicated.

4.13           Employment Benefit Matters:

(a)           Seller is a party to no collective bargaining agreements with any of its employees.

(b)           Irrespective of whether the Buyer employs or continues to employ any present employee or group of employees of Seller, Buyer shall have no obligation or liability of any kind or nature arising out of any pension plan, profit sharing plan, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, or other employee benefit plans or arrangements of any kind or nature maintained or sponsored by Seller.

4.14           Location of Assets.  All assets and properties that constitute a part of the Purchased Assets are located at Sellers facility at 101 Dayton Avenue, Ames, Iowa 50010.

4.15           Patents and Copyrights.  No Patents or patent applications are applicable  to any product manufactured or sold by Seller except as shown on Schedule 4.15.

4.16           Licenses and Permits.  No licenses or permits are required for the operation of Seller’s Business or use or ownership of any of the Purchased Assets except as shown on Schedule 4.16.

ARTICLE V

REPRESENTATIONS OF THE BUYER

In order to induce the Seller to enter into this Agreement, the Buyer makes the following representations and warranties to the Seller, each of which shall be deemed to be independently material and relied upon by the Seller, regardless of any investigation made by, or information known to, the Seller.

5.1           Organization.  The Buyer is a corporation duly organized and validly existing under the laws of the State of Iowa.

5.2           Authorization.  The Buyer has all necessary power and authority to enter into and perform the transactions contemplated herein in accordance with the terms and conditions hereof.  The execution and delivery of this Agreement, and the performance by the Buyer of its obligations contained herein, have been duly approved by the Buyer's members.

5.3           Brokerage.  The Buyer has not incurred, nor made commitment for, any brokerage, finders, or similar fee in connection with the transactions contemplated by this Agreement.

5.4           Litigation.  There is no litigation, proceeding, or governmental investigation pending, or to the Buyer's knowledge, threatened against Buyer or relating to the transactions contemplated herein.

ARTICLE VI

COVENANTS OF THE SELLER

The Seller and Seller’s Shareholders covenants and agrees with the Buyer as follows:

6.1           Access.  From the date hereof and until the Closing Date, the Buyer and its authorized officers, agents and representatives shall have reasonable access during normal business hours to all properties, books, records, contracts, tax returns and documents of the Seller; provided, however, the access requested shall not be unreasonable.  If the transactions provided for in this Agreement are not consummated, the Buyer and its respective officers, agents and representatives will hold in confidence all information obtained from the Seller, any of its officers, agents or representatives, excepting however, any such information which (i) was or is in the public domain, (ii) was in fact known to the Buyer prior to disclosure to the Buyer by the Seller, or (iii) is disclosed to the Buyer by a third party other than any employee or former employee of the Seller subsequent to disclosure by the Seller.

6.2           Conduct Pending Closing.  From the date hereof and until the Closing Date, without the express prior written consent of the Buyer, the Seller shall not sell or dispose of any asset which is or would otherwise become a Purchased Asset, except sales of inventory in the ordinary and usual course of business.

6.3           Insurance and Maintenance of Property.  From the date hereof and until the Closing Date, the Seller shall cause all property owned or leased by it to be insured against all ordinary insurable risks, and shall preserve its property to the best of its ability.

6.4           Compliance with Laws.  From the date hereof and until the Closing Date, the Seller shall comply with all applicable laws, statutes, ordinances, rules, regulations, guidelines, orders, arbitration awards, judgments and decrees applicable to, or binding upon, the Seller or its business or properties.

6.5           Fulfill Conditions.  The Seller shall use its best efforts to cause to be fulfilled on or prior to the Closing each of the conditions set forth in Article VIII hereof.

6.6           Employees.  The Seller shall terminate the employment of all of its employees as of the Closing Date.  The Seller authorizes the Buyer to hire, on or after the Closing Date, such employees of the Seller employed on the date of execution of this Agreement as the Buyer may determine.  In the event Buyer should hire any employee of Seller, for purposes of Buyer’s vacation policy or other benefits, if any, offered to Buyer’s employees based on seniority, such employee’s length of service with Buyer shall include such employee’s length of service with Seller.

6.7           Documents of Transfer.  On the Closing Date, the Seller shall execute and deliver to the Buyer such Bills of Sale, General Warranty Deeds, assignments, certificates, titles, or other documents as my be reasonably required to vest in Buyer full and complete title to the Purchased Assets in form reasonably acceptable to Buyer.

6.8           Taxes.  Seller shall pay at or prior to Closing all ad valorem taxes and assessments levied by any taxing authority with respect to any of the purchased assets that are attributable to any period prior to Closing regardless of whether such taxes are required to be paid at, or prior to or subsequent to Closing.  Ad valorem taxes levied upon any of the Purchased Assets for the year 2012 shall be pro-rated based upon the date of Closing.  At closing Seller shall be responsible for and pay any transfer taxes imposed by the State of Iowa or any governmental authority upon the transfer of real property called for herein.

6.9           Covenant Not To Compete.  For a period of five (5) years after the Closing date, neither Seller or Seller’s Shareholders shall (except as an employee of Buyer) engage in the business of manufacturing and/or selling harvester reels or other equipment of a kind and type heretofore sold in Seller’s Business.  During the non-compete term, Seller will not utilize confidential processes acquired by Buyer as a part of the Purchased Assets in competition with Buyer.  This non-competition agreement shall apply to any manufacturing, sales, or marketing activity of Seller during the non-compete term anywhere within the United States of America.

6.10           Confidentiality.  From and after the Closing, Seller shall, and shall cause its directors, officers, employees, agents, and representatives, to hold in strict confidence and, except as is required by applicable law, not disclose to others or use for any reason whatsoever without the prior written consent of Buyer (i) any information or data with respect to the operation of Seller’s Business prior to Closing.

6.11           Specific Performance Injunctive Relief.  Each of the parties hereto acknowledge and understand that any breach or threatened breach of the foregoing sections 6.9 and 6.10, will cause irreparable damage to the non-breaching party and its respective affiliates and that money damages would not provide an adequate remedy for such breach or threatened breach.  Accordingly, in the event of any breach or threatened breach, the non-breaching party or its affiliates shall have the right to seek specific enforcement of the foregoing sections 6.9 and 6.10, to seek injunctive relief and to seek any other equitable or legal remedies available to it in a court of competent jurisdiction.

6.12           Abstract of Title.  Seller, at Seller's expense, shall promptly obtain an abstract of title to the Real Property continued through a date not earlier than thirty (30) days prior to the date of this Agreement, and deliver it to Buyer's attorney for examination.  The abstract of title shall show merchantable title in Seller in conformity with this Agreement, Iowa law, and Title Standards of the Iowa State Bar Association.  The abstract of title shall become the property of Buyer at the time of the Closing.  Seller shall pay the costs of any additional abstracting and title work due to any act or omission of Seller.

6.13           Change of Name.  At the Closing, Seller shall deliver to Buyer for filing by Buyer in the office of the Iowa Secretary of State articles of amendment pursuant to which Seller amends its articles of incorporation to change its name to a name that does not include the words “Universal” or “Harvester”.

6.14           Representations as to Investor Status.  At closing Seller shall deliver to Buyer, executed by Buyer a Representation of Investor Status in the form contained in Schedule 6.14.

ARTICLE VII

COVENANTS OF THE BUYER

The Buyer covenants and agrees with the Seller as follows:

7.1           Certified Resolutions.  On the Closing Date, the Buyer shall deliver to the Seller a copy of the resolutions of the Buyer's Board of Directors authorizing and approving the execution of this Agreement and the performance by the Buyer of the transactions contemplated hereby, certified by the secretary or the president of the Buyer.

ARTICLE VIII

CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent:

8.1           Employment.  Seller’s Shareholders shall each execute and deliver at Closing Employment Agreements identical to those attached as Schedule 8.1.

8.2           Representations and Warranties.  The representations and warranties in this Agreement made by the Seller shall be true and correct in all respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date, and the Buyer shall have been furnished a certificate signed by the Seller to that effect.

8.3           Performance of Covenants and Obligations.  The Seller shall have performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and the Buyer shall have been furnished a certificate signed by the Seller to that effect.

8.4           Proceedings and Instruments Satisfactory.  All proceedings, corporate or otherwise to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the Buyer; and, the Seller shall have made available to the Buyer for examination the originals or true and correct copies of all documents which the Buyer reasonably may request in connection with the transaction contemplated by this Agreement.

8.5           Adverse Change.  From and after the date of this Agreement and until the Closing Date, the Buyer (in its sole and absolute discretion) shall have determined that there has been no material adverse change in the Purchased Assets nor shall there have been any material casualty to the Purchased Assets, in an amount exceeding $10,000, as a result of any loss, taking, destruction or physical damage, whether or not covered by insurance, occasioned by fire, flood, explosion, earthquake, act of God or the public enemy, or otherwise.

8.6           Consents, Approvals, Certifications, Licenses, and Permits.  All necessary consents, approvals, certifications, licenses, and permits with respect to the transaction contemplated hereby, the absence of which would have a material and adverse effect on the Buyer's rights under this Agreement, or which would constitute a breach pursuant to the provision of, or which would result in the termination or loss of any right under, any contract, agreement, instrument, documents, lease, license, certification, permit, indenture or other obligation, or without which the Buyer would be precluded or materially impeded from conducting its business or obtaining the benefit of the Purchased Assets, shall have been received by the Buyer on or before the Closing Date.

8.7           Due Diligence. The Buyer shall have conducted a due diligence investigation and review of the Purchased Assets and all matters pertaining thereto that the Buyer deems relevant and the results of such investigation and review shall be satisfactory to the Buyer in its sole discretion.  At any time within the due diligence period from the date of this Agreement up to the day and time of Closing, Buyer shall have the right to terminate this Agreement for any reason or no reason and upon notice to Seller of such termination, Buyer shall have no further obligation under this Agreement.

8.8           Purchase Price Allocation:                                                                That the parties have agreed to an allocation of Purchase Price as provided in Paragraph 2.3.

8.9           Financing Contingency:                                           The Buyer must be able to obtain a loan commitment on or before Closing, for a loan in the principal amount of $3,145,000.00 for a term of 5 years, at an interest rate not to exceed the prevailing prime rate. Buyer agrees to use its best efforts to secure such commitment. Buyer shall be responsible for all costs with respect to any loan obtained by Buyer. In the event Buyer fails to provide Seller with written evidence of the loan commitment within five days after receipt of a written request from Seller (but such request may not be made before the loan commitment date listed above), then Seller may terminate this contract unless Buyer waives the loan commitment condition.

8.10           Approval by Board of Directors:                                                      The execution of this agreement and and the Closing of the transaction provided for herein shall have been duly approved and authorized by the Board of Directors of Buyer.

ARTICLE IX

CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Closing Date, of the following express conditions precedent:

9.1           Representations and Warranties.  The representations and warranties in this Agreement made by the Buyer shall be true and correct in all respects as of and at the Closing Date with the same force and effect as though said representations and warranties had been again made on the Closing Date, and the Seller shall have been furnished a certificate signed by the Buyer to that effect.

9.2           Performance of Covenants and Obligations.  The Buyer shall have performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and the Seller shall have been furnished a certificate signed by the Buyer to that effect.

9.3           Authorization By Seller.  The execution of this Agreement and of all actions taken or documents executed by Seller in the Closing of the transaction provided for herein shall have been duly approved by the Shareholders and Directors of Selle

ARTICLE X

INDEMNIFICATION

10.1          Buyer Indemnification. Buyer will defend,  indemnify and hold harmless, Seller, its parents, subsidiaries and affiliates and their officers, directors, employees, agents and representatives against all liabilities, costs, damages or other charges (including court costs, expenses and reasonable attorneys’ fees) resulting from, arising from or related to:

(i)          any breach by Buyer of this Agreement;

(ii)          any failure by Buyer to perform any of its obligations in this Agreement or any Agreement or undertaking delivered by Buyer pursuant to this agreement or the Closing of the transactions provided for herein;

(iii)    any breach of any warranty or the inaccuracy of any representation of Buyer in this Agreement or in any certificate delivered by Buyer; or

(iv)    any claims arising out of Buyer=s ownership, operation, possession, use and/or control of the Purchased Assets and the Seller’s Business for all periods of time after Closing or with respect to any sale made in the course of said business after Closing.

10.2          Seller and Seller’s Shareholders Indemnification. Seller and Seller’s Shareholders, jointly and severally, will defend and indemnify Buyer, its parents, subsidiaries and affiliates and their officers, directors, employees, agents and representatives against all losses, liabilities, costs, damages or other charges (including court costs and reasonable attorneys’ fees) resulting from, arising from or related to:

(i)           any breach by Seller of this Agreement; or

(ii)           any failure by Seller to perform any of its obligations in this Agreement or any agreement or undertaking delivered by Seller pursuant to this Agreement or the Closing of the transactions provided for herein; or

(iii)           any breach of any warranty or the inaccuracy of any representation of Seller in this Agreement or in any certificate delivered by Seller; or

(iv)          any claims arising out of Seller’s ownership, operation, possession, use and/or control of the Purchased Assets and the Seller’s Business for all periods of time prior to Closing or with respect to any sale made in the course of said business prior to Closing.

(v)           Any claim, loss, liability, damage, fine, expense, penalty, assessment (including but not limited to, withdrawal of liability assessments, funding deficiency assessments and PBGC liability assessments), judgment and employee benefit claims (including any and all claims and fees relating to proceedings established in such loss, liability, damage, fine, expense, penalty, assessment, judgment, or employee benefit claim, and including attorney fees, costs and expenses in enforcing this indemnity against Seller) with respect to any employee benefit plan as such a term is described in Section (3) of ERISA that was sponsored, maintained or contributed to at any time prior to the Closing date by Seller, or by any corporation, trade, or business or entity under common control with Seller within the meaning with Section 414(b),(c) or (m) of the Code or Section 4001(b) of ERISA.

(vi)           Any claim, liability or obligation related to any obligations of Seller not assumed by Buyer pursuant to the terms of this Agreement.

10.3           Notice of Claims. Any indemnified party seeking indemnification must give prompt written notice (a AClaim Notice@) to the indemnifying party describing in reasonable detail the facts giving rise to the claim for indemnification and must include in the Claim Notice (if then known) the amount or the method of computation of the amount of the claim, and a reference to the provision of this Agreement, or any other agreement, upon which the claim is based; provided, that a Claim Notice for any action as to which indemnification will be sought must be given promptly after the action or suit is commenced. Failure to give the notice will not relieve the indemnifying party of its obligations except to the extent it has been prejudiced by the failure.

10.4           Survival of Indemnities. These indemnities will survive the Closing and any investigation made by the party seeking indemnity at any time.

ARTICLE XI

MISCELLANEOUS

11.1           Further Assurances.  Each party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in the Buyer the Purchased Assets or to otherwise carry out the terms and conditions of this Agreement.

11.2           Benefit and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors, assignees, and beneficiaries in interest; provided, however, that this Agreement may not be assigned by the Seller.

11.3           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Iowa (regardless of such State's conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof.

11.4           Expenses.  Except as otherwise herein provided, all expenses incurred in connection with this Agreement or the transactions herein provided for shall be paid by the party incurring such expenses and costs.

11.5           Notices.  Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, (ii) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section) or (iii) when mailed to such party by registered or certified U.S. Mail (return receipt requested) or sent by overnight courier, confirmed receipt, and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Section):

(a)           If to the Buyer:                      Art’s-Way Manufacturing Co., Inc.
Attention: Carrie Majeski
 PO Box 288
 Armstrong, Iowa 50514
 Phone: (712) 864-3131
 Facsimile: (712) 864-3393

With a copy to:                    Everette L. Wooten, Jr.
Wooten & Coley
P. O. Box 1555
Kinston, NC  28503-1555
Phone:  (252) 523-8000
Facsimile: (252) 523-2060

(b)           If to the Seller:                      Universal Harvester Co., Inc.
Attention: Ardis A. Heidebrink

With a copy to:                    Michael F. Mahoney
Jordan & Mahoney Law Firm, P.C.
615 Story Street
Boone, Iowa  50036
Phone: (515) 432-4510
Facsimile:  (515) 432-2426

11.6           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

11.7           Headings.  All Section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

11.8           Amendment, Modification, and Waiver.  This Agreement may not be modified, amended, or supplemented except by mutual written agreement of all the parties hereto.  Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.  Each amendment, modification, supplement, or waiver shall be in writing signed by the party or the parties to be charged.

11.9           Entire Agreement.  This Agreement, the Exhibits and Schedules attached hereto represent the full and complete agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the parties with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the parties to be charged.

11.10           Third-Party Beneficiaries.  No third parties are intended to benefit from this Agreement, and no third-party beneficiary rights shall be implied from anything contained in this Agreement.

11.11           Survival:  Any provisions of this Agreement which contemplates performance or the existence of obligations after the Closing date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement.

(Signatures Appear on the Following Pages)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

BUYER:

ART’S-WAY MANUFACTURING CO., INC.

By:           ___/s/ J Ward McConnell_Jr.
J. Ward McConnell, Jr.
Chairman of the Board

SELLER:

UNIVERSAL HARVESTER CO., INC.

By:___/s/ Ardis A. Heidibrink__
ARDIS A. HEIDEBRINK,  President

SELLERS SHAREHOLDERS:

____/s/ Ardis A. Heidibrink (SEAL)
ARDIS A. HEIDEBRINK

___/s/ F. Murray Buchheit_(SEAL)
F. MURRAY BUCHHEIT

COMPUTATION OF PURCHASE PRICE
CLOSING OF PURCHASE FROM
UNIVERSAL HARVESTER CO., INC.,
BY
ART’S-WAY ACQUISITION, INC.,
CLOSING – MAY 10, 2012

The parties agree that this cash portion of the purchase price provided for in Section 2.1 of the Asset Purchase Agreement is as follows:

Cash Purchase Price per 2.1		$3,150,000.00
Reduction for customer deposits		(0)
Reduction for inventory value	$1,021,596.43
Actual	$902,588.00	$(119,008.40)

Other adjustments:
Real estate tax		$(27,427.50)
		(0)
		(0)
Total		$3,003,356.46

Art’s-Way Acquisition, Inc.

By:           /s/ J Ward McConnell Jr.
J. Ward McConnell, Jr., President

Universal Harvester Co., Inc.

By:           /s/ Ardis A.  Heidebrink
Ardis A.  Heidebrink, President